Exhibit 10.11

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made effective as of the last date of signature below (the “Effective Date”), by and between Imprivata Inc., a Delaware corporation having its principal place of business at 10 Maguire Road, Building 2, Lexington, MA 02421-3120 USA (“CLIENT”), and SoftServe, Inc., a Delaware corporation, having its principal place of business at 470 Totten Pond Road, Waltham, Massachusetts 02451-1997 USA (“SOFTSERVE”).

Preliminary Statement

CLIENT desires to obtain from SOFTSERVE software development and maintenance services, as well as other technical and service support, and SOFTSERVE agrees to provide these services for CLIENT, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, CLIENT and SOFTSERVE agree as follows:

1. Agreement to Provide Services.

(a) CLIENT hereby retains SOFTSERVE to provide various professional services, including services to design, develop, test (QA) and maintain software, as such services are further described in individually executed Scope of Work documents, (each a “Scope of Work”). The first Scope of Work is attached hereto as Appendix A. The services to be performed by SOFTSERVE under each Scope of Work shall be referred to hereinafter as the “Services”. Except as otherwise set forth in the applicable Scope of Work, each Scope of Work shall be subject to the terms and conditions of this Agreement. SOFTSERVE agrees to perform all Services in accordance with each Scope of Work, subject to the terms and conditions of this Agreement. The term of a Scope of Work shall cover the period of time described in the Scope of Work for the performance of all Services to be performed thereunder. The term for each Scope of Work shall be as specified within the applicable Scope of Work.

(b) Concurrent with the execution and delivery of this Agreement, CLIENT and SOFTSERVE agree to execute the first Scope of Work as set forth in Appendix A, which is incorporated herein by this reference and made a part hereof.

(c) In addition and not by way of limitation to the Services described above and in each Scope of Work, throughout the term of this Agreement, SOFTSERVE shall: (i) develop Client’s products and maintain them in accordance with specifications and approved coding conventions from time to time provided by CLIENT to SOFTSERVE; (ii) keep CLIENT informed about on-going activities and deliveries; (iii) no later than each Tuesday during the term, send to Client a weekly status report containing a description of all activities completed during the prior week and a description of the time expended by SOFTSERVE in connection with such services; (iv) assemble and make reasonable efforts to retain the same core team of software engineers throughout application development; and (v) provide a weekly delivery of source code, together with a script that can be run to prove that all code can actually be compiled and properly executed.

(d) To the extent that a Scope of Work requires SOFTSERVE to prepare any new developments, works, customizations, work product or other deliverables (collectively, “Deliverables”) for CLIENT, SOFTSERVE shall prepare and deliver to CLIENT the Deliverables in accordance with this Agreement and the requirements of the applicable SCOPE OF WORK, including any acceptance process described in such Scope of Work. If the Scope of Work does not contain an acceptance procedure, then the following acceptance procedure in this Section will apply: Upon delivery of a Deliverable to CLIENT in accordance with a SCOPE OF WORK, CLIENT shall have ten (10) business days (unless both parties mutually agree to an extension of this time to facilitate longer acceptance testing, approval of such extension of time not to be unreasonably withheld) to either accept or reject a Deliverable. If CLIENT accepts the Deliverable, CLIENT shall provide a written acceptance of such Deliverable to SOFTSERVE. If CLIENT rejects the Deliverable, CLIENT shall provide, at the time of rejection, a written statement to SOFTSERVE that identifies in reasonable detail the deficiencies of such Deliverable. If CLIENT provides SOFTSERVE a notice of rejection for any Deliverable, SOFTSERVE shall modify such rejected Deliverable to correct the relevant deficiencies set forth in CLIENT’s written notice of rejection and shall redeliver such Deliverable to CLIENT within ten (10) business days after SOFTSERVE’s receipt of such notice of rejection, unless otherwise agreed in writing by the parties. Thereafter, the parties shall repeat the process set forth in this Section until SOFTSERVE’s receipt of CLIENT’s written acceptance of such corrected Deliverable (each such CLIENT’s written acceptance of each Deliverable referred to as “Deliverable Acceptance”) or after three (3) iterations, whichever occurs first. If the Deliverables are not accepted by CLIENT after three (3) iterations, then CLIENT may terminate the applicable Scope of Work upon written notice to SOFTSERVE.

2. Changes to Specifications. (a) Material changes to requirements contained in the Scope of Work that occur during the term of the Scope of Work shall be estimated separately. Any new requirements to specifications and changes to the costs thereof contained in the Scope of Work shall require the signatures of the authorized representative of the parties hereto prior to commencement of services relating thereto.

(b) A separate estimate and approval process shall not be required when SOFTSERVE reasonably determines that new functionality simply replaces previously defined functionality (not yet implemented) and the changes will not adversely impact delivery schedules and/or change costs to be payable by CLIENT for such Services.

(c) Either party may request changes to a Scope of Work by preparing and submitting a written proposal (“Change Authorization”), which sets forth any modifications needed to complete the applicable Scope of Work, including changes to the specifications, charges, assumptions, scope, scheduling or other terms. An executed Change Authorization or other written agreement approved and signed by both parties is the only means of modifying a Scope of Work. When both parties sign the Change Authorization, the change will become a part of the Scope of Work as of the date of the last signature. The most recent Change Authorization will modify and take precedence over any inconsistent terms of either the Scope of Work or any previous Change Authorizations. Neither party is obligated to execute a Change Authorization but both parties agree to use reasonable commercial efforts to address and resolve any requests for Change Authorizations.

(d) In particular, if CLIENT seeks to make a Change Authorization to (i) amend, modify or change the Services and/or Deliverables specified in a Scope of Work or (ii) change the way such Services are billed pursuant to a Scope of Work (i.e. Time and Material, or Fixed Price basis), CLIENT will pursue a Change Authorization subject to compliance with the following procedures:

(i) Submission of Request. CLIENT will submit all Change Authorization Requests in writing to SOFTSERVE (hereinafter “Change Request”).

(ii) SOFTSERVE Response. SOFTSERVE will evaluate each Change Request as soon as possible, but not later than five (5) business days following SOFTSERVE’s receipt of the Change Request. If SOFTSERVE determines in its best business judgment that it cannot accept the Change Request, SOFTSERVE will provide a written response to CLIENT within such five (5) business day period. If CLIENT’s Change Request is acceptable to SOFTSERVE, SOFTSERVE will provide CLIENT a written Change Authorization Request Proposal (“Change Request Proposal”) in the form of either an addendum to the related Scope of Work and/or a new Scope of Work, as appropriate. The Change Request Proposal will include, but not be limited to, a statement of the availability of SOFTSERVE’s personnel and resources and the cost and schedule impact, if any. If CLIENT elects to authorize SOFTSERVE’s Change Request Proposal, CLIENT will, as soon as possible, but not later than ten (10) business days after receipt of the Change Request Proposal, return a duly signed copy of the Change Request Proposal to SOFTSERVE. Change Request Proposal evaluation and drafting time will be charged/billed by SOFTSERVE upon the same rates and terms as are in effect under the current/applicable Scope of Work (and any Appendix thereto) to which the Change Request Proposal shall apply.

(iii) Performance. Upon receipt of the signed original unaltered Change Request Proposal, SOFTSERVE will commence performance in accordance with such Change Request Proposal, which will be deemed to be an addendum to the related Scope of Work and/or a new Scope of Work, as the case may be.

3. Pricing and Payment Terms. (a) Subject to the terms and provisions contained herein, CLIENT agrees to pay SOFTSERVE at the rate determined for each Scope of Work, as contained in the applicable Scope of Work.

(b) The rate described in the immediately preceding paragraph does not include any expenses for development tools exceeding US$500 per developer or other software required by projects described in the Scope of Work. It is anticipated that there will be an extra charge for special hardware needed for a project, and any such additional costs will be discussed and negotiated in advance for every specific case and will not be owed by CLIENT unless approved in writing by CLIENT prior to the expenditure being incurred.

(c) As activities under the Scope of Work are completed, SOFTSERVE shall bill CLIENT on the first of each month. Payment for all such non-disputed billings shall be due and payable within thirty (30) days after the invoice is received. All payments not made when due (taking into account the 15 day grace period) will incur an interest charge of 1% (12% annual). If all or any part of an undisputed billing is not paid within thirty (30) days after the invoice is received, SOFTSERVE will provide CLIENT with written notice of such failure; then if the undisputed billing is not paid within fifteen (15) days of receipt of such notice the Agreement shall be deemed to be in default, and SOFTSERVE shall have the right to cease all services hereunder including all work and delivery of finished work until such time as all outstanding billings and related surcharges are paid in full. Notwithstanding the foregoing, SOFTSERVE will deliver to CLIENT all work, including all Deliverables and all works-in-progress of any of the foregoing, for which CLIENT has paid SOFTSERVE.

(d) Whenever Client disputes an invoice, Client shall deliver notice to SOFTSERVE within ten (10) business days after receipt of an invoice of the reason(s) why payment of said invoice is in dispute. Said notice shall include sufficient detail as to provide SOFTSERVE with all information required to mitigate against any loss that may result to CLIENT or SOFTSERVE. In the event only part of an invoice is in dispute, CLIENT shall pay the remainder of the undisputed or contested invoice in accordance with the payment terms described hereinabove. Upon resolution of any disputed invoice, CLIENT shall pay the amount agreed to by the parties within ten (10) business days after resolution of the disputed or contested invoice (but in no event is such payment due earlier than as otherwise required hereunder for any invoiced amount).

(e) All fees are exclusive of all state and local sales or equivalent taxes now in force or enacted in the future. CLIENT agrees to pay or reimburse SOFTSERVE for all federal, state, dominion, provincial or local sales and value added taxes arising out of this Agreement or the transaction contemplated by this Agreement in any jurisdiction. If such taxes are applicable, and if paid by SOFTSERVE, CLIENT will be invoiced as a separate line item on the invoice for those amount(s) that SOFTSERVE may be required to pay. If a certificate of exemption or similar document is to be provided by CLIENT in order to exempt the sale from tax liability, CLIENT will obtain and provide an acceptable certificate to SOFTSERVE and the taxing authority. Each party shall be responsible for payment of all income or equivalent taxes based upon that party’s net income.

4. Proprietary Rights. (a) SOFTSERVE acknowledges CLIENT’s ownership to CLIENT’s intellectual property rights and to all proprietary software products used in connection with the fulfillment of this Agreement, including related documentation, reports and software as well as all related materials and confidential customer information (collectively, “CLIENT Intellectual Property”). Nothing contained in this Agreement shall convey to SOFTSERVE any rights, title and/or interest in and to any CLIENT Intellectual Property.

(b) SOFTSERVE provides all Services under this Agreement and Scope of Work on a work made for hire basis and all Deliverables, including, for the avoidance of doubt, without limitation, all software program developed hereunder, its source code and any other material which constitutes part of its design and which may be necessary for its future development, developed hereunder shall constitute a work made for hire within the meaning of Title 17 of the United States Code and shall be owned exclusively by CLIENT. In the event and to the extent that any Deliverable and/or any portion thereof is not considered a work made for hire, then, SOFTSERVE agrees to assign and does hereby assign all right, title and interest in and to such Deliverable to CLIENT. In no event shall SOFTSERVE retain ownership of any Deliverables.

(c) Ownership of all subsequently developed enhancements including intellectual property rights generated by CLIENT in or with respect to the Deliverables, including those developments arising in the course of or arising from this Agreement shall vest in CLIENT. Each party shall do acts and things as the other party may reasonably require for the purpose of preserving or perfecting such intellectual property rights and title therein.

(d) SOFTSERVE shall notify CLIENT of any infringement or unauthorized use of the Deliverables and/or the CLIENT Intellectual Property of which it becomes aware, and shall cooperate fully to take all actions necessary to terminate such infringing or unauthorized use.

(e) SOFTSERVE has developed certain software products independent of this Agreement, together with all rights, know-how, processes, data, compositions, applications, technology, inventions, programs, code, materials, improvements, variations, trade secrets, trademarks and service marks relating to the software products whether now owned or developed in the future by SOFTSERVE (“Software Products”), that enable SOFTSERVE to more efficiently provide the services described herein and comparable services in the software development markets. It is the intention of the parties hereto that SOFTSERVE retain all right, title and interest in and to the Software Products and intellectual property embodied therein. SOFTSERVE shall not utilize the Software Products in connection with creating the Deliverables for CLIENT unless the Software Products are identified and listed on the applicable Scope of Work. To the extent some or all of the Software Products are incorporated into any Deliverable, then SOFTSERVE grant a perpetual, irrevocable, worldwide, royalty-free, non-exclusive sublicenseable right and license to CLIENT for the use of such Software Product solely as an integrated part of the Deliverable as more fully set forth in the applicable Scope of Work.

5. Term and Termination

(a) Term. This Agreement will become effective as of the Effective Date and will remain in effect until all Services under each Scope of Work executed hereunder have been completed or terminated as provided herein.

(b) Termination.

(i) CLIENT may terminate this Agreement and/or any Scope of Work at any time without cause by providing SOFTSERVE with at least sixty (60) days written notice. SOFTSERVE may terminate this Agreement on sixty (60) days written notice provided that no Scope of Work is then in effect.

(ii) Either party may terminate this Agreement and/or a Scope of Work, immediately upon notice to the other party, if the other party breaches any material obligation under this Agreement, and such party fails to cure the breach to the notifying party’s satisfaction within thirty (30) days after written notice to cure.

(iii) Either party may terminate this Agreement (including all Scopes of Work) immediately by written notice to the other if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or is liquidated, voluntarily or otherwise.

(c) Effect of Termination. Upon such termination all rights and duties of the parties toward each other shall cease except that Client shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to SoftServe for Services completed prior to the termination date in accordance with the provisions of Section 1 and 3 hereof. Upon termination or expiration of this Agreement, SOFTSERVE shall promptly provide CLIENT will all Deliverables, all works-in-progress of the foregoing for which CLIENT has paid SOFTSERVE and any and all CLIENT Confidential Information and CLIENT Intellectual Property in SOFTSERVE’S possession.

6. Confidentiality and Nondisclosure. SOFTSERVE and CLIENT recognize that all materials provided and/or otherwise made available by CLIENT and SOFTSERVE to the other shall contain confidential or proprietary information, embody substantial creative efforts or contain valuable trade secrets (“Confidential Information”).

SOFTSERVE and CLIENT agree:

(a)	Not to disclose any Confidential Information, in whole or in part, either directly or indirectly, to any third party without the prior written consent of the other.

(b)	To not use any Confidential Information for any purpose except as necessary to perform its obligations under this Agreement, without the prior written consent of the other party in each instance.

(c)	Not to assist any third party in making commercial use of any Confidential Information, in whole or in part, without prior written consent of the other.

(d)	To ensure that SOFTSERVE and CLIENT employees, agents and subcontractors are all given access to any Confidential Information received from the other party only on a need-to-know basis for the purpose of this Agreement and shall be required to comply with the requirements of confidentiality set forth in this Agreement

(e)	The obligations set forth in this section shall not apply to the extent that the other party’s Confidential Information is required to be disclosed by law, subpoena, court order or other governmental authority; provided, however, that the disclosing party shall (i) deliver prompt written notice of such requirement so that the other party may seek a protective order or other appropriate relief; and (ii) shall disclose only that information required to be disclosed by law, subpoena, court order or other governmental authority.

(f)	Confidential Information does not include any of the following, for which neither SOFTSERVE nor CLIENT shall bear any responsibility for its disclosure, inadvertent or otherwise:

(i) Information that at the time of disclosure is generally available to the public;

(ii) Information that after disclosure becomes generally available to the public by publication, or otherwise, through no breach of this Agreement;

(iii) Information that was in the possession of the receiving party prior to disclosure by the disclosing party, which information was not acquired directly or indirectly from the disclosing party;

(iv) Information that the receiving party receives from a source other than disclosing party or a third party under no obligation to maintain such information confidential; and

(v) Information as may be authorized by the disclosing party to be disclosed.

In addition and not by limiting the above section 6, the Confidentiality and Nondisclosure terms between the Parties will be governed by the terms and conditions of the Mutual Nondisclosure Agreement entered into by the parties on June 27, 2006.

7. Rights in Data and Works. Neither SOFTSERVE nor its personnel shall acquire any rights in Confidential Information or materials of CLIENT, the goodwill, trademarks, patents, copyrights or other proprietary property of Client.

8. Safeguard of Data. All data relating to Client’s business, its customers, clients, business parties and/or other individuals or entities that is submitted by and/or otherwise made available by CLIENT to SOFTSERVE and all data related to rendering of Services under this Agreement that is submitted by and/or otherwise made available by SOFTSERVE to CLIENT shall be safeguarded to the extent that each respective party safeguards data relating to its own most confidential data, but in no event with less than reasonable care. Each Party shall provide the other with written notice within twenty-four (24) hours of becoming aware of any breach and/or attempted breach of the security of any such CLIENT or SOFTSERVE data within their possession.

9. Warranties. SOFTSERVE represents and warrants that the Services shall be provided in a professional and workmanlike manner in full compliance with all applicable laws, rules and regulations.

10. Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party and such other party’s officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by an Indemnified Party in any third party action arising out of or in connection with their performance (including, without limitation, preparation and delivery of the Deliverables or any component thereof) of this Agreement. The indemnity obligations are subject to the following: (i) the Indemnified Party must promptly notify the Indemnifying Party, in writing, of the suit, claim or proceeding or a threat of a suit, claim or proceeding; (ii) at the Indemnifying Party’s reasonable request and expense, the Indemnified Party must provide the Indemnifying Party with reasonable assistance for the defense or settlement of the suit, claim or proceeding; and (iii) The Indemnifying Party has sole control of the defense of any suit, claim or proceeding and all negotiations for settlement or compromise.

Unless the claim is attributable to software or other intellectual property provided by CLIENT to SOFTSERVE (but not excepting claims arising from modifications or enhancements thereto by SOFTSERVE), SOFTSERVE shall indemnify, defend and hold CLIENT, its affiliates and their respective directors, officers, agents and employees harmless from and against all claims, demands, damages and judgments, including court costs and attorneys’ fees, arising out of or based upon (i) any claim that the Services provided hereunder, any intellectual property resulting therefrom, including the Deliverables infringes any patent, copyright, trade secret or other proprietary right of any person or breaches any person’s contractual rights; and (ii) any breach by SOFTSERVE of any, warranty, obligation or other agreement set forth in this agreement.

11. Independent Contractor. SOFTSERVE’S relationship with Client is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, agency, joint venture or employment relationship.

12. Solicitation of Employees. For the period beginning with the date of this Agreement and continuing for three years following termination of this Agreement:

(a) CLIENT shall not make any offers of employment, employ, contract or otherwise engage the services of, or solicit business from, or otherwise retain SOFTSERVE’s employees or persons who were employees of SOFTSERVE during the Term.

For the meaning of this article 11 (a) SOFTSERVE’s employees shall also mean SOFTSERVE’s agents and their employees, SOFTSERVE’s contractors and their employees.

(b) SOFTSERVE shall not make any offers of employment, employ, contract or otherwise engage the services of, or solicit business from, or otherwise retain CLIENT’s employees or persons who were employees of CLIENT during the Term.

13. CLIENT’s Obligations. CLIENT acknowledges that the completion of one or more of the Deliverables may depend on and require CLIENT’s commitment of certain resources. This is especially relevant in connection with the acceptance testing of Deliverables. CLIENT agrees to provide such resources as are necessary to fulfill its obligations under this Agreement and to timely complete and fulfill its required actions in order for SOFTSERVE to be able to fully comply with its obligations under this Agreement. CLIENT’s failure to provide such resources and to timely fulfill such obligations shall not constitute a basis for the retention of payments and/or allegations of breach of contract by CLIENT.

14. Force Majeure. No liability shall result from the non-performance of any obligation under this Agreement caused by circumstances beyond the control of the non-performing party including, without limitation, natural catastrophes, extreme weather conditions, fire, war, strikes, hostilities, civil unrest, governmental interference, and embargoes (collectively, “Force Majeure”) for that period commencing from the time at which notice of the existence of the Force Majeure is given by the non-performing party and terminating when the Force Majeure has ended or would have ended had the non-performing party taken those steps which it could reasonably have been expected to take to overcome the Force Majeure provided it could be overcome. The Force Majeure shall automatically extend the period for performing the obligation under this Agreement of the non-performing party. If a Force Majeure continues for more than one (1) month, either party may terminate the Scope of Work relating to Services impacted by the Force Majeure event.

15. Publicity. Notwithstanding anything to the contrary in this Agreement, SOFTSERVE shall not use CLIENT’S name, trademarks, services marks or logos in connection with any publicity or marketing materials without the prior written consent of CLIENT in each instance.

16. Limitation of Liability. Under no circumstances shall either party have any liability for any claim arising from or relating to this Agreement in excess of the amounts paid and payable to SOFTSERVE by CLIENT pursuant to this Agreement. The amount paid does not pertain to those deliverables that have been accepted and approved by CLIENT more than twelve (12) months prior to the claim. Neither party hereto shall have any liability for consequential, incidental, special, or indirect damages (including, without limitation, loss of profit and business opportunities) regardless of whether the party has been advised, or is aware, of the possibility of such damages. In no event shall the limitations on liability and exclusion of damages set forth in this Section 16 apply to damages and/or obligations arising out of Sections 6, 8, 10 and/or a party’s gross negligence and/or willful misconduct.

17. Loss Mitigation. As a material provision of this Agreement, the parties hereto agree to act in a manner that will serve to mitigate any and all losses that may be incurred by the other party through the timely communication of any and all issues that may arise during the performance of services under this Agreement.

18. Non-Exclusive Engagement. SOFTSERVE reserves the right to offer services of any kind or nature whatsoever to any person or entity as SOFTSERVE in its sole discretion, deems appropriate. CLIENT acknowledges that this is a non-exclusive agreement, and CLIENT is aware that SOFTSERVE markets its services to other clients. No provision of this Agreement shall be construed as limiting or prohibiting SOFTSERVE’s performing similar services for any other client.

19. Mediation and Arbitration. In the event of a dispute between the parties arising from or relating to this Agreement, including, without limitation, construction, interpretation, implementation, or enforcement of this Agreement or the performance or breach of any provision in this Agreement, the parties shall meet and confer in good faith to resolve such dispute. In the event such efforts do not resolve the dispute within fifteen (15) days from the date the dispute arises, either party may demand arbitration by the American Arbitration Association, before one arbitrator, under its then existing Commercial Arbitration Rules, such arbitration to be final, conclusive, and binding. Judgment on the award rendered by the arbitrator may be entered by any court having proper jurisdiction. The arbitrator shall base his/her award on the terms of this Agreement, and he/she will follow relevant and applicable law and judicial precedents. The arbitrator shall render the award in writing and, unless both parties agree otherwise, shall include an explanation of the reasons for his/her award, the findings of fact and conclusions of law upon which his/her award is based. Notwithstanding the foregoing, any party may seek or assert entitlement to injunctive relief or specific performance in court as an initial matter and shall have no prior obligation to establish in arbitration the entitlement to injunctive relief or specific performance. The arbitration would take place in the Commonwealth of Massachusetts.

20. Survival. Sections 3, 4, 5c, 6, 7, 8, 10, 12, 15, 16 and 18 through 30 will survive termination of this Agreement.

21. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or by overnight courier, addressed as follows:

(a) If to CLIENT:

Imprivata, Inc.

Attention: Jim Hall

10 Maguire Road,

Building 2

Lexington, MA 02421-3120

(b) If to SOFTSERVE:

SoftServe, Inc.

470 Totten Pond Road

Waltham, MA 02451-1997

With a copy to:

Markian B. Silecky

THE SILECKY FIRM

89 Headquarters Plaza

North Tower, 14th Floor - #1457

Morristown, NJ 07960-6834

Any party hereto may specify in writing a different address for such purposes by notice to the other party. Notices shall be deemed to have been delivered upon the earlier of actual receipt or the second business day following the day notice is given by overnight courier.

22. Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by SOFTSERVE without the express written consent of CLIENT.

23. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any laws of conflicts, and is executed and delivered by the parties hereto in the State of Delaware.

24. Severability. If any term or condition of this Agreement should be held invalid in any respect by a court, arbitrator or tribunal of competent jurisdiction, such invalidity shall not affect the validity of any other term or condition hereof. The parties hereto acknowledge that they would have executed this Agreement with any such invalid term or condition excluded.

25. Counterparts. This Agreement may be originally executed and amended or modified by facsimile, by signatures attached to electronic communications, and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same Agreement.

26. Entire Agreement. This Agreement supersedes any and all prior agreements between the parties regarding the subject matter hereof. This Agreement may be amended or modified from time to time, including the amendment or modification of one or more work schedules or change orders to the Scope of Work; provided, however, no amendment, modification or waiver of any provision of this Agreement, including, without limitation, any work schedule or change order to the Scope of Work, shall be effective unless it is in writing and signed by all parties to this Agreement.

27. Headings. The headings set forth in this Agreement are for convenience only and do not qualify or affect the terms or conditions hereof.

28. Preliminary Statement. The Preliminary Statement is incorporated herein by this reference and made a part hereof.

29. Attorneys’ Fees. In the event of any dispute hereunder, the prevailing party shall be entitled to recover, in addition to any and all other remedies, which shall be cumulative, the reasonable attorneys’ fees, expenses, and costs which it incurs as a result thereof.

30. Construction. This Agreement shall not be construed more strictly against any party hereto by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that all of the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as the day and year first above written.

Imprivata Inc.		SoftServe, Inc.

By:	/s/ J. K. Hall	By:	/s/ Taras Vervega
	J. K. Hall		Taras Vervega
Title:	VP Finance	Title:	Vice President
Date:	9-19-06	Date:	9/23/06

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